Exhibit 10.6

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), dated as of February 19, 2010, is by and between Neogenix Oncology, Inc. (the “Company”) and Peter Gordon (“you”).

WHEREAS, you and the Company entered into an Employment Agreement (the “Employment Agreement”), dated as of May 5, 2009; and

WHEREAS, you and the Company now desire to amend certain terms of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company agree as follows:

AGREEMENT

1.	Amendment to Section 3(a). The first sentence of Section 3(a) of the Employment Agreement is hereby replaced by the following:

“The Company will pay you a base salary at the annual rate of four hundred fifty thousand dollars ($450,000)(the “Base Salary”).

2.	Amendment to Section 3(b): Section 3(b) of the Employment Agreement is hereby replaced with the following:

“Performance Bonus. If you achieve performance targets as established by the Company on an annual basis, at the discretion of the Compensation Committee of the Company’s Board of Directors, you shall be eligible for a performance bonus of up to fifty percent (50%) of your Base Salary for each calendar year (the “Performance Bonus”). Any Performance Bonus shall be paid on a quarterly basis in equal amounts not to exceed twelve and one-half percent (12.5%) of your Base Salary, with each payment to be made by no later than thirty (30) days following the end of the quarter in which it is earned.”

3.	Amendment to Section 4(d): Section 4(d) of the Employment Agreement is hereby replaced with the following:

(d)	Termination Without Cause or Due to Non-Renewal by the Company, or for Good Reason by You. If your employment hereunder is terminated either by the Company without Cause or by you for a Good Reason, the Company will pay the Accrued Obligations to you promptly following such termination and subject to your execution in a form satisfactory to the Company (and submitted so as to be effective no later than seventy (70) days following such termination) of a general release of claims against the Company, its officers, directors, employees, agents, subsidiaries and affiliates:

(i)	The Company will pay you an amount equal to the greater of the Base Salary at the rate in effect at such termination in accordance with Section 3(a) of this Agreement for a twelve (12) period or the period remaining prior to April 30, 2012, with such amount payable in accordance with the Company’s normal payroll schedule over the course of such period.

(ii)	The Company will continue to provide you with health insurance for so long as it is obligated to continue payments equal to the Base Salary pursuant to Section 4(d)(ii) above if you make an effective COBRA election, and provided if the duration of the base salary payments exceeds eighteen (18) months, the Company will make monthly payments in lieu of paying such premiums for the remainder of the applicable period, subject to applicable law and the terms of the respective policies.

No payment or benefit shall be provided under (i) or (ii) above before such 70th day following such termination, and you shall forfeit all rights to such payments and benefits unless the Company property described in Section 8 below is returned and such release is signed and delivered (and any right to revoke has expired) before such 70th day. The first payment shall include payment of all amounts that otherwise would have been due earlier under the terms of this Agreement had such payments commenced immediately upon such termination, and any payments made thereafter shall continue as provided above.

4.	Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	Effectiveness of Amendment. This Amendment shall be effective, and shall become a part of the Employment Agreement, as of the date first written above upon execution of counterparts to this Amendment by you and the Company. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which shall continue in full force and effect.

6.	Miscellaneous. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding among the parties hereto and supercedes all prior agreements and understandings relating to the subject matter hereof. If any provision hereof or any application thereof shall be invalid or unenforceable, the remainder hereof and any other application of such provision shall not be affected thereby. To the extent there is any inconsistency between the terms of this Amendment and the terms of the May 5, 2009 Employment Agreement, the terms of this Amendment shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NEOGENIX ONCOLOGY, INC.

/s/ Myron Arlen
By: Myron Arlen, M.D.

/s/ PETER GORDON
PETER GORDON